Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.302.2298
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Reports Second Quarter 2021 Financial Results

Teleconference and Webcast to be Held Today at 4:30 P.M. EST

WAUKESHA, WI – August 16, 2021 -- Telkonet, Inc. (OTCQB: TKOI), (the “Company”, “Telkonet”), a leader of intelligent automation solutions designed to optimize comfort, operational analytics, and energy efficiency for commercial markets, announces financial results for the quarter ended June 30, 2021. Management will host a teleconference at 4:30pm ET today to discuss these results with the financial community.

“While Telkonet has improved upon key metrics compared to the prior year, we continue to experience headwinds due to a slowed market recovery,” stated Jason Tienor, Telkonet’s Chief Executive Officer. “Through management action, receipt of a second PPP loan and the recent transaction signing with VDA Group S.p.A., we believe the Company will weather the current climate and will be positioned for the expected market recovery.”

Operational Summary:

•	For the three months ended June 30, 2021, product revenues derived from channel partners increased 68% to $1.39 million compared to the prior year period. The increase was primarily driven by two customers.
•	For the three months ended June 30, 2021, the actual gross profit percentage on product revenue increased 32% to 56% compared to the prior year period. The increase in gross profit was primarily attributable to an increase in product revenues of $0.57 million, decreases in logistical expenses of $0.10 million, inventory adjustments of $0.03 million, the use of installation subcontractors of $0.02 million, and lower tariffs imposed on Chinese imports due to the timing of inventory purchases, partially offset by an increase in material costs of $0.04 million.
•	For the six months ended June 30, 2021, the actual gross profit percentage on product revenue increased 19% to 53% compared to the prior year period. The increase in gross profit was primarily attributable to an increase in product revenues of $0.06 million, decreases in material costs of $0.14 million, logistical expenses of $0.10 million, inventory adjustments of $0.08 million and the use of installation subcontractors of $0.13 million.
•	In April 2021, the Company received $0.91 million in proceeds from an unsecured promissory note per a second draw of the Paycheck Protection Program authorized by the Keeping American Workers Employed and Paid Act, which is part of the Coronavirus Aid, Relief, and Economic Security Act.
•	Following the end of the second quarter, on August 6, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”) with VDA Group S.p.A. (“VDA”) pursuant to which VDA will contribute $5 million to the Company (the “Financing”) and, in exchange, the Company will issue to VDA (i) 162,900,947 shares of common stock of the Company and (ii) a warrant to purchase 105,380,666 additional shares of common stock (the Financing and the Issuance referred to collectively as the “Transaction”). The Transaction is expected to close in the fourth quarter of 2021. See the Form 8-K filed on August 10, 2021 and the Form 10-Q for the six months ended June 30, 2021 for a more detailed summary of the Transaction.

Financial Summary:

For the three and six month periods ended June 30, 2021:

Total Revenue: Increased 45% to $1.86 million and 2% to $3.15 million, respectively, when compared to respective prior year periods.

Product Revenue: Product revenue, which principally arises from the sale and installation of our energy management platform, increased 52% to $1.67 million and 3% to $2.78 million, respectively, when compared to respective prior year periods.

Recurring Revenue: Recurring revenue, which principally arises from call center support services, increased 2% to $0.18 million and decreased 1% to $0.37 million, respectively, when compared to respective prior year periods.

Gross Profit: Gross profit increased 164% to $1.11 million and 47% to $1.81 million, respectively, when compared to respective prior year periods.

Net Loss: Net losses decreased 84% to $0.16 million and 95% to $0.07 million, respectively, when compared to respective prior year periods. For the six month period, year-over-year decline in net losses was primarily attributable to the non-cash gain on debt extinguishment of $0.92 million for the full forgiveness of the first draw Paycheck Protection Program Loan.

Teleconference

Date: Monday, August 16, 2021

Time: 4:30 pm ET (3:30 pm CT, 1:30 pm PT)

Investor Dial-In (Toll Free US & Canada): 877-407-9171

Investor Dial-In (International): 201-493-6757

A replay of the teleconference will be available until August 30, 2021, which can be accessed by dialing (877) 660-6853 if calling within the US & Canada or (201) 612-7415, if calling internationally. Please enter conference ID# 13649459 to access the replay.

NON-GAAP Financial Measures

Telkonet will post to the Company's investor relations web site (www.telkonet.com) any reconciliation of differences between non-GAAP financial information, if any, that may be required in connection with issuing the Company's financial results. A reconciliation of net income (loss) to adjusted EBITDA is included in this press release and can be found in the Company’s Form 10-Q for the three and six months ended June 30, 2021.

The Company, as is common in its industry, uses adjusted EBITDA, a non-GAAP measurement gauge to demonstrate earnings and losses exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA as its primary management guide. Adjusted EBITDA is not, and should not be considered, an alternative to net income (loss), operating income (loss), or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). In assessing the overall health of its business for the years ended December 31, 2020 and 2019, the Company excluded items in the following general category described below:

•	Stock-based compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to the previous period.

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Adjusted EBITDA and other non-GAAP financial measures should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure.

ABOUT TELKONET

Telkonet, Inc. (OTCQB: TKOI) provides innovative intelligent automation platforms at the forefront of the Internet of Things (IoT) space. Helping commercial audiences better manage operational costs, the Company’s EcoSmart intelligent automation platform is supported by a full-suite of IoT-connected devices that provide in-depth energy usage information and analysis, allowing building operators to reduce energy expenses. Vertical markets that benefit from EcoSmart products include hospitality, education, military, government, healthcare and multiple dwelling housing. Telkonet was founded in 1977 and is based in Waukesha, WI. For more information, visit www.telkonet.com.

For news updates as they happen, follow @Telkonet on Twitter.

To receive updates on all of Telkonet’s developments, sign up for our email alerts HERE.www.telkonet.com

FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Such statements involve a number of risks and uncertainties such as the Company’s ability to access sources of liquidity necessary to continue its operations and continue as a going concern, the Company’s potential inability to extend the maturity date of its credit facility and/or comply with financial covenants under its credit facility, the continued impact of the COVID-19 pandemic on the Company’s operations and financial results, as well as the economy generally, competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments, or otherwise, except as expressly required by law.

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TELKONET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues, net:
Product	$1,672,905	$1,103,371	$2,780,769	$2,712,633
Recurring	182,584	178,311	368,929	372,473
Total Net Revenue	1,855,489	1,281,682	3,149,698	3,085,106

Cost of Sales:
Product	734,899	835,871	1,312,713	1,802,474
Recurring	12,322	25,797	23,222	48,569
Total Cost of Sales	747,221	861,668	1,335,935	1,851,043

Gross Profit	1,108,268	420,014	1,813,763	1,234,063

Operating Expenses:
Research and development	296,413	291,849	607,861	661,092
Selling, general and administrative	951,089	1,056,721	2,162,192	2,127,331
Depreciation and amortization	10,349	14,743	23,589	29,538
Total Operating Expenses	1,257,851	1,363,313	2,793,642	2,817,961

Operating Loss	(149,583)	(943,299)	(979,879)	(1,583,898)

Other Income (Expenses):
Gain on debt extinguishment	–	–	920,673	–
Interest expense, net	(3,829)	(6,904)	(11,702)	(15,584)
Total Other Income (Expenses)	(3,829)	(6,904)	908,971	(15,584)

Loss before Provision for Income Taxes	(153,412)	(950,203)	(70,908)	(1,599,482)
Income Tax Provision (Benefit)	2,183	(106)	1,948	3,116
Net Loss Attributable to Common Stockholders	$(155,595)	$(950,097)	$(72,856)	$(1,602,598)

Net Loss per Common Share:
Basic – net loss attributable to common stockholders	$(0.00)	$(0.01)	$(0.00)	$(0.01)

Diluted – net loss attributable to common stockholders	$(0.00)	$(0.01)	$(0.00)	$(0.01)

Weighted Average Common Shares Outstanding – basic	136,311,335	136,311,335	136,311,335	135,814,956
Weighted Average Common Shares Outstanding – diluted	136,311,335	136,311,335	136,311,335	135,814,956

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RECONCILIATION OF NET LOSS

TO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net loss	$(155,595)	$(950,097)	$(72,856)	$(1,602,598)
Gain on debt extinguishment	–	–	(920,673)	–
Interest expense, net	3,829	6,904	11,702	15,584
Income tax provision (benefit)	2,183	(106)	1,948	3,116
Depreciation and amortization	10,349	14,743	23,589	29,538
EBITDA	(139,234)	(928,556)	(956,290)	(1,554,360)
Adjustments:
Stock-based compensation	1,816	1,816	3,631	3,631
Adjusted EBITDA	$(137,418)	$(926,740)	$(952,659)	$(1,550,729)

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